Contact:  Lewis J. Critelli
President and Chief Executive Officer
Norwood Bancorp, Inc.
570-253-1455

Frederick L. Hickman
President and Chief Executive Officer
North Penn Bancorp, Inc.
570-344-6113

FOR IMMEDIATE RELEASE
December 15, 2010

Norwood Financial Corp. to Acquire North Penn Bancorp, Inc.

Honesdale and Scranton, Pennsylvania – Norwood Financial Corp. (NASDAQ:NWFL), the holding company for Wayne Bank, Honesdale, Pennsylvania and North Penn Bancorp, Inc. (OTCBB:  NPBP), the holding company for North Penn Bank, Scranton, Pennsylvania jointly announced today the signing of a definitive merger agreement pursuant to which Norwood Financial Corp. will acquire North Penn Bancorp, Inc. in a stock and cash transaction.  The transaction is an in-market transaction that will expand  Norwood Financial Corp.’s existing footprint in Monroe County, Pennsylvania and extend its footprint into Lackawanna County, Pennsylvania.  The combined company will have approximately $700 million in assets, 16 branches and improve its market position in Monroe County.

“We are pleased to be able to partner with an organization such as North Penn Bancorp, Inc.  Both companies have earned a great reputation in the market, provided exceptional historical returns to shareholders and have a common community banking culture.  The combination of talent, prime locations and increased presence in the market will enable us to better serve our customers in Lackawanna and Monroe Counties and all of northeastern Pennsylvania,” noted Lewis J. Critelli, President and Chief Executive Officer of Norwood.

”North Penn is delighted to partner with such a reputable, high performing financial institution. With this merger, our shareholders receive an attractive price and our customers will enjoy banking with a larger community bank with greater product offerings,” stated Frederick L. Hickman, President and Chief Executive Officer of North Penn.

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, Norwood Financial Corp. will acquire all of the outstanding shares of North Penn Bancorp, Inc. for a total purchase price of approximately $27.1 million assuming a price of $28.00 per share for Norwood common stock.  In addition, North Penn Bank will merge with and into Wayne Bank, with Wayne Bank as the surviving bank.  Pursuant to the terms of the merger agreement, shareholders of North Penn Bancorp, Inc. will have the opportunity to elect to receive for each share of North Penn Bancorp, Inc. common stock they own, either 0.6829 shares of Norwood Financial Corp. common stock or $19.12 in cash.  All shareholder elections will be subject to allocation and proration procedures set forth in the merger agreement which  is intended to ensure that, in the aggregate, 55% of the aggregate merger consideration will consist of Norwood Financial Corp. common stock, and 45% will consist of cash.  The transaction is expected to be a tax-free exchange for shareholders of North Penn Bancorp, Inc. receiving stock.

In addition, one member of the North Penn Bancorp, Inc.’s board of directors shall be appointed to the board of directors of Norwood Financial Corp. and Wayne Bank.  It is expected that the merger will be consummated in the second quarter of 2011 and is subject to certain conditions, including receiving requisite regulatory and North Penn Bancorp, Inc. stockholder approvals.  The transaction is expected to be accretive to Norwood Financial Corp.’s earnings in the first full year of operations.

Norwood Financial Corp. has prepared an investor presentation on the merger that can be accessed on Norwood Financial Corp.’s website at www.waynebank.com under the Investor Relations page.

Boenning & Scattergood, Inc. acted as financial advisor to Norwood Financial Corp. and The Kafafian Group, Inc. acted as financial advisor to North Penn Bancorp, Inc.  Malizia Spidi & Fisch, PC served as legal counsel for Norwood Financial Corp., and Kilpatrick Stockton LLP served as legal counsel for North Penn Bancorp, Inc.

About Norwood Financial Corp.
Headquartered in Honesdale, PA, Norwood Financial Corp. operates 11 offices within Wayne, Pike and Monroe counties.  As of September 30, 2010, Norwood Financial Corp. had total assets of $534.5 million, total net loans receivable of $352.8 million, total deposits of $398.6 million and total stockholders’ equity of $68.4 million.  Norwood Financial Corp. stock trades on the NASDAQ Global Market under the trading symbol “NWFL”.

About North Penn Bancorp, Inc.
North Penn Bancorp, Inc. is the holding company for North Penn Bank, a Pennsylvania savings bank that conducts its business from its main office in Scranton, Pennsylvania and four branch offices, in the northeastern Pennsylvania counties of Lackawanna and Monroe.  As of September 30, 2010, North Penn Bancorp, Inc. had total assets of $164.5 million, total net loans of $119.7 million, total deposits of $136.5 million and total stockholders’ equity of $19.9 million.  North Penn Bancorp, Inc.’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “NPBP.”

Norwood Financial Corp. will file a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC), which will contain the proxy materials of North Penn Bancorp, Inc. and certain other  information regarding Norwood Financial Corp.  These proxy materials will set forth complete details of the merger.  Investors are urged to carefully read the proxy materials when filed with the SEC, as they will contain important information.  Investors will be able to obtain a copy of the proxy materials free of charge at the SEC’s website at www.sec.gov.  The materials may also be obtained for free by directing a written request to Norwood Financial Corp., 717 Main Street, Honesdale, PA  18431, Attention:  Corporate Secretary, or to North Penn Bancorp, 216 Adams Avenue, Scranton, PA  18503, Attention:  Corporate Secretary.  Investors should read the proxy materials before making a decision regarding the merger.

Norwood Financial Corp. and North Penn Bancorp, Inc. and their directors and executive officers may be deemed to be “participants” in North Penn Bancorp, Inc.’s solicitation of proxies in connection with the proposed merger.  Information regarding directors and executive officers of Norwood Financial Corp. may be found in Norwood Financial Corp.’s proxy statement for its 2010 annual meeting of shareholders dated March 22, 2010, as filed with the SEC.  Information regarding directors and executive officers of North Penn Bancorp, Inc. may be found in North Penn Bancorp, Inc.’s proxy statement for its 2010 annual meeting of shareholders dated April 20, 2010, as filed with the SEC.  A copy of the proxy statement is available free of charge at the SEC’s website (www.sec.gov).  Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, possible delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, and difficulties in integrating North Penn Bank into Wayne Bank, as well as factors discussed in documents filed by Norwood Financial Corp. or North Penn Bancorp, Inc. with the SEC from time to time.  Neither Norwood Financial Corp. nor North Penn Bancorp, Inc. undertakes and both specifically disclaim any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Norwood Financial Corp. or North Penn Bancorp, Inc.